As filed with the Securities and Exchange Commission on August 30, 2017

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NORBORD INC.

(Exact name of Registrant as specified in its charter)

Canada	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1 Toronto Street, Suite 600

Toronto, Ontario,

Canada, M5C 2W4

(416) 365-0705

(Address and telephone number of Registrant’s principal executive offices)

Torys LLP

1114 Avenue of the Americas

23rd Floor

New York, New York

10036-7703

Attention: Andrew J. Beck

(212) 880-6010

(Name, address and telephone number of agent for service)

Copies to:

Andrew J. Beck

Torys LLP

1114 Avenue of the Americas

23rd Floor

New York, New York

10036-7703

(212) 880-6010

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the SEC pursuant to Rule 462(e) under the Securities Act of 1933, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended 38 transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act .  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Price Per Common Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Shares	2,909,256	US$32.865	US$95,612,698.44	US$11,081.51

(1)	Plus such additional Common Shares as may be issued by reason of stock splits, stock distributions and similar transactions.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457, based on the average of the high and low prices of Norbord Inc. Common Shares on the New York Stock Exchange on August 23, 2017.

2,909,256 Common Shares

Norbord Inc.

DIVIDEND REINVESTMENT PLAN

This prospectus covers 2,909,256 Common Shares (the “Common Shares”) of Norbord Inc. (the “Corporation”) issuable under our amended and restated dividend reinvestment plan (the “Plan”) which provides holders of our Common Shares with a simple and convenient method of investing cash distributions declared on our Common Shares. For a detailed description of our Common Shares, please see the section entitled “Capital Structure” contained in our annual information form for the year ended December 31, 2016, filed as exhibit 99.1 to our annual report on Form 40-F for the fiscal year ended December 31, 2016, as filed with the Securities and Exchange Commission (the “SEC”) on February 3, 2017, and which is incorporated by reference herein.

Our Plan was initially adopted by our board of directors on July 5, 1990. On February 2, 2017, our board of directors also approved the filing of this prospectus to, among other things, register Common Shares issuable pursuant to the Plan. Under the Plan, holders of our Common Shares resident in either Canada or the United States may opt to purchase additional Common Shares by automatically reinvesting all or any portion of any cash dividends paid on their Common Shares net of any applicable withholding taxes without paying any brokerage commissions or service charges of any kind. The Plan shares will either be Common Shares issued from the treasury of the Corporation or Common Shares acquired on the open market through the New York Stock Exchange (the “NYSE”) or the Toronto Stock Exchange (the “TSX”). The purchase price of Common Shares acquired through the open market will be the average price paid per Common Share on the open market by the agent appointed to administer the plan (the “Plan Agent”). Common Shares issued from the treasury of the Corporation may be issued at a price based on the volume weighted average price of the Common Shares on the TSX for the five trading days preceding the dividend payment date.

Our Common Shares are listed on the TSX and on the NYSE under the symbol “OSB”. On August 29, 2017, the closing price for our Common Shares on the TSX was C$43.69 and on the NYSE was US$34.89. We have been approved for the listing of the Common Shares covered by this prospectus on the NYSE.

The declaration and payment of dividends on the Common Shares is at the discretion of our board of directors. Dividends on the Common Shares have been paid quarterly since June 2013 at the end of March, June, September and December of each year. Our board of directors has adopted a variable dividend policy which targets the payout to shareholders of a portion of expected future free cash flow through the cycle, with an intention that the dividend reflect the cyclicality, not the seasonality, of our business. The amount of future dividends under our dividend policy, and the declaration and payment thereof, will be based upon, among other factors, our financial position, results of operations, cash flow, capital requirements and restrictions under our existing revolving bank lines and senior notes, as well as broader market and economic conditions. Depending on these and various other factors, we may change our dividend policy from time to time, and as a result, future cash dividends could be reduced or suspended entirely.

We cannot estimate the issue price per Common Share, the anticipated proceeds from the issuance of Common Shares under the Plan or the number of Common Shares to be issued under the Plan, which will in each case depend upon the market price of our Common Shares at the time of issuance, the extent of shareholder participation in the Plan and other factors.

Investing in our Common Shares involves risks. See “Forward-Looking Information” on page  3 of this prospectus. See also “Risk Factors” on page 1 of this prospectus for a discussion of certain factors relevant to an investment in our Common Shares.

Our principal place of business is 1 Toronto Street, Suite 600, Toronto, Ontario, Canada, M5C 2W4, and our telephone number is (416) 365-0705.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 30, 2017

RISK FACTORS

Before you decide to participate in the Plan and invest in our Common Shares, you should be aware of the following material risks in making such an investment. You should consider carefully these risk factors together with all risk factors and information included or incorporated by reference in this prospectus, before you decide to participate in the Plan and purchase Common Shares. In addition, you should consult your own financial and legal advisors before making an investment.

Risks Related to the Plan

You will not know the price of the Common Shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of our Common Shares may fluctuate between the time you decide to purchase Common Shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

The amount of dividends you receive could be negatively affected by currency fluctuations.

We report our financial results in U.S. dollars, but may elect to declare and pay dividends in either U.S. or Canadian dollars in the future. To the extent that we elect to declare and pay dividends in Canadian dollars, significant fluctuations in relative currency values between the U.S. and Canadian dollar may negatively affect the amount of dividends you receive.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC relating to the Common Shares to be offered and sold pursuant to the Plan.

Before you invest, you should read both this prospectus and any additional information incorporated by reference and described under the heading “Documents Incorporated by Reference.” The information incorporated by reference in this prospectus is considered to be part of this prospectus, and certain information that we file later with the SEC will automatically update and supersede this information. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You should refer to the registration statement and the exhibits to the registration statement for further information with respect to us and the securities that may be offered hereunder.

Unless the context requires otherwise, when used in this prospectus, the terms “we,” “us” and “our” refer to, collectively, Norbord Inc.

In this prospectus, unless otherwise indicated, all references to “US$” are to U.S. dollars and all references to “C$” are to Canadian dollars.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, accordingly, file reports with and furnish other information to the SEC. Under the multijurisdictional disclosure system adopted by the United States, these reports and other information (including financial information) may be prepared, in part, in accordance with the disclosure requirements of Canada, which differ from those in the United States. The reports and other information we file with or furnish to the SEC in accordance with the Exchange Act can be inspected and copied, at prescribed rates, at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference room. The SEC maintains a website at www.sec.gov that contains reports and other information that we file with or furnish electronically to the SEC. You can also find information about the Corporation on our website at www.norbord.com. However, any information that is included on or linked to our website is not a part of this prospectus.

We have filed under the United States Securities Act of 1933, as amended (the “Securities Act”), a registration statement on Form F-3 relating to our Plan. This prospectus forms a part of the registration statement. This prospectus does not contain all of the information included in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our Common Shares you are encouraged to refer to the registration statement and the exhibits that are incorporated by reference into it as well as the documents incorporated by reference into this prospectus. Statements contained in this prospectus describing provisions of the Plan are not necessarily complete, and in each instance reference is made to the copy of the Plan which is included as an exhibit to the registration statement, and each such statement in this prospectus is qualified in all respects by such reference.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain documents that we file with or furnish to the SEC. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. The following documents, which we have filed with or furnished to the SEC, are specifically incorporated by reference in this prospectus:

•	Our annual report on Form 40-F for the fiscal year ended December 31, 2016, which contains our audited financial statements as of and for the years ended December 31, 2016 and 2015.

•	The section entitled “Capital Structure” contained in our annual information form for the year ended December 31, 2016, filed as exhibit 99.1 to our annual report on Form 40-F for the fiscal year ended December 31, 2016, which provides a description of the Common Shares, and any amendment or report filed for the purpose of amending such description.

•	Our Current Report on Form 6-K filed with the SEC on May 2, 2017, which contains our unaudited interim consolidated financial statements as at April 1, 2017 and December 31, 2016 and for the three months ended April 1, 2017.

•	Our Current Report on Form 6-K filed with the SEC on July 28, 2017, which contains our unaudited interim consolidated financial statements as at July 1, 2017 and December 31, 2016 and for the six months ended July 1, 2017.

•	All other reports filed by us under Section 13(a) or 15(d) of the Exchange Act since December 31, 2016.

In addition, all other annual reports filed by us with the SEC on Form 40-F, and any Form 6-K filed or furnished by us that is identified in such form as being incorporated by reference into the registration statement of which this prospectus forms a part, in each case subsequent to the date of this prospectus and prior to the termination of this offering, are incorporated by reference into this prospectus as of the date of the filing of such documents. We will deliver to each person eligible to participate in the Plan, including any beneficial owner, to whom this prospectus has been delivered, copies of the documents incorporated by reference in this prospectus, but not delivered with this prospectus, upon written or oral request, without charge. Requests should be directed to us at:

Norbord Inc.

Attn: Elaine Toomey

1 Toronto Street, Suite 600

Toronto, Ontario,

Canada, M5C 2W4

Email: info@norbord.com

We are a “foreign private issuer” as defined in the Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our Common Shares by our officers and directors are exempt from Section 16 of the Exchange Act.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or therein or in any other later filed document which also is incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES IN THE UNITED STATES

We are a corporation formed by articles of amalgamation dated December 31, 1998 and organized pursuant to articles of amalgamation under the Canada Business Corporations Act dated July 15, 2015. Some of the Corporation’s assets are located outside of the United States and some of our directors and officers, as well as some of the experts named in this prospectus, are residents of Canada. As a result, it may be difficult for U.S. investors to:

•	effect service within the United States upon us or those directors, officers and experts who are not residents of the United States; or

•	realize in the United States upon judgments of courts of the United States predicated upon the civil liability provisions of the United States federal securities laws.

FORWARD-LOOKING INFORMATION

Certain statements contained and incorporated by reference in this prospectus constitute “forward-looking statements”. Often, but not always, forward-looking statements can be identified by the use of words such as “believes,” “expects,” “does not expect,” “targets,” “outlook,” “scheduled,” “estimates,” “forecasts,” “aims,” “predicts,” “plans,” “anticipates,” “intends” or variations of such words and phrases or negative versions thereof or statements that certain actions, events or results “may,” “could,” “would,” “should,” “might” or “will” be taken, occur or be achieved. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Corporation to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

Examples of such statements include, but are not limited to, comments with respect to: (1) outlook for the markets for products; (2) expectations regarding future product pricing; (3) outlook for operations; (4) expectations regarding mill capacity; (5) objectives; (6) strategies to achieve those objectives; (7) expected financial results including the expected results of the Margin Improvement Program (MIP); (8) sensitivity to changes in product prices, such as the price of oriented strand board (“OSB”); (9) sensitivity to changes in foreign exchange rates; (10) sensitivity to key input prices, such as the price of fiber, resin, wax and energy; (11) expectations regarding compliance with environmental regulations; (12) expectations regarding income tax rates; (13) expectations regarding contingent liabilities and guarantees, including the outcome of pending litigation; (14) expectations regarding the amount, timing and benefits of capital investments; (15) expectations regarding the amount and timing of dividend payments; and (16) historical, forecasted and other forward-looking information published by third parties such as the U.S. Census Bureau, FEA (Forest Economic Advisors, LLC), APA – the Engineered Wood Association, Office for National Statistics and EUROCONSTRUCT which we may refer to but have not independently verified.

Although the Corporation believes it has a reasonable basis for making these forward-looking statements, readers are cautioned not to place undue reliance on such forward-looking information. By its nature, forward-looking information involves numerous assumptions, inherent risks and uncertainties, both general and specific, which contribute to the possibility that the predictions, forecasts and other forward-looking statements will not occur. These factors include, but are not limited to: (1) assumptions in connection with the economic and financial conditions in the US, Europe, Canada and globally; (2) risks inherent to product concentration; (3) effects of competition and product pricing pressures; (4) risks inherent to customer dependence; (5) effects of variations in the price and availability of manufacturing inputs, including continued access to fiber resources at competitive prices; (6) availability of rail services and port facilities; (7) various events that could disrupt operations, including natural or catastrophic events and ongoing relations with employees; (8) impact of changes to, or non-compliance with, environmental regulations; (9) impact of any product liability claims in excess of insurance coverage; (10) risks inherent to a capital intensive industry; (11) impact of future outcomes of tax exposures; (12) effects of currency exposures and exchange rate fluctuations; (13) future operating costs; (14) availability of financing; (15) impact of future cross-border trade rulings or agreements; (16) ability to implement new or upgraded information technology infrastructure; and (17) impact of information technology service disruptions or failures.

These factors and other risk factors, including those under “Risk Factors” above, represent risks our management believes are material. Other factors not presently known to us or that we presently believe are not material, could also cause actual results to differ materially from those expressed in the forward-looking statements contained and incorporated by reference herein. Accordingly, undue reliance should not be placed on these forward-looking statements. We do not undertake any obligation to update publicly or to revise any of the forward-looking statements contained or incorporated by reference in this Form F-3, whether as a result of new information, future events or otherwise, except as required by law, rule or regulation.

NORBORD INC.

We are a corporation formed under the Canada Business Corporations Act on December 31, 1998 by the amalgamation of Noranda Forest Inc. and NFI Forest Holdings Ltd. We filed Articles of Arrangement and Restated Articles of Incorporation on June 30, 2004 to facilitate the transfer of our paper and timber business to a new public company, Fraser Papers Inc., and changed our name from Nexfor Inc. to Norbord Inc. We filed Articles of Amendment on October 16, 2009 in connection with our one for ten share consolidation effective the same date. On July 15, 2015, we filed Articles of Amalgamation amalgamating Norbord Inc. and Ainsworth Lumber Co. Ltd. We are the world’s largest producer of OSB with approximately 2,600 employees and 17 plant locations in the United States, Canada and Europe. In addition to OSB, the Corporation manufactures particleboard, medium density fiberboard and related value-added products.

Our registered and principal office is 1 Toronto Street, Suite 600, Toronto, Ontario, M5C 2W4. Our Common Shares are traded on the TSX and the NYSE under the symbol “OSB”. For more information, please visit our web site at www.norbord.com.

HISTORICAL TRADING INFORMATION FOR THE COMMON SHARES

The following sets out trading information for each of the periods set out below, based on information provided by the TSX and the NYSE.

Toronto Stock Exchange(1)

	Price Per Common Share
Year Ended December 31,	High (C$)	Low (C$)
2016	36.00	20.77
2015	29.23	18.64
2014	33.91	20.14
2013	37.93	25.10
2012	30.96	8.01

	Price Per Common Share
Period	High (C$)	Low (C$)
July 1, 2017 – August 29, 2017	44.65	39.28
April 1, 2017 – June 30, 2017	42.49	37.86
January 1, 2017 – March 31, 2017	40.06	31.38
October 1, 2016 – December 31, 2016	36.00	28.91
July 1, 2016 – September 30, 2016	33.98	24.22
April 1, 2016 – June 30, 2016	29.10	23.11
January 1, 2016 – March 31, 2016	26.19	20.77
October 1, 2015 – December 31, 2015	28.77	19.14
July 1, 2015 – September 30, 2015	26.96	18.64

	Price Per Common Share
Period	High (C$)	Low (C$)
August 1, 2017 – August 29, 2017	44.65	40.51
July 1, 2017 – July 31, 2017	44.45	39.28
June 1, 2017 – June 30, 2017	41.08	38.00
May 1, 2017 – May 31, 2017	42.42	38.15
April 1, 2017 – April 30, 2017	42.49	37.86
March 1, 2017 – March 31, 2017	39.43	36.10
February 1, 2017 – February 28, 2017	40.06	32.08

(1)	Prior to February 18, 2016, the Corporation’s Common Shares traded under the symbol “NBD”. The ticker symbol on the TSX changed to “OSB” on February 19, 2016.

New York Stock Exchange(2)

	Price Per Common Share
Year Ended December 31,	High (US$)	Low (US$)
2016	27.32	14.00

	Price Per Common Share
Period	High (US$)	Low (US$)
July 1, 2017 – August 29, 2017	35.65	30.49
April 1, 2017 – June 30, 2017	31.93	27.00
January 1, 2017 – March 31, 2017	30.49	23.68
October 1, 2016 – December 31, 2016	27.32	21.40
July 1, 2016 – September 30, 2016	25.98	18.67
April 1, 2016 – June 30, 2016	22.50	17.94
February 19, 2016 – March 31, 2016	20.58	14.00

	Price Per Common Share
Period	High (US$)	Low (US$)
August 1, 2017 – August 29, 2017	35.65	32.23
July 1, 2017 – July 31, 2017	35.60	30.49
June 1, 2017 – June 30, 2017	31.93	28.16
May 1, 2017 – May 31, 2017	31.10	27.83
April 1, 2017 – April 30, 2017	31.29	28.38
March 1, 2017 – March 31, 2017	29.42	27.00
February 1, 2017 – February 28, 2017	30.49	24.55

(2)	On February 19, 2016 the Corporation’s Common Shares began trading on the NYSE under the symbol “OSB”.

USE OF PROCEEDS

We have no basis for estimating precisely either the number of Common Shares that may be sold under the Plan or the prices at which such Common Shares may be sold. We will receive net proceeds from the sale of Common Shares in connection with a Treasury Purchase, but not a Market Purchase. The amount of net proceeds that we will receive will depend upon the extent of the participation in the Plan and the amount of the quarterly dividends that we pay, if any. We intend to use the net proceeds from the sale of the Common Shares for general corporate purposes.

DIVIDEND REINVESTMENT PLAN

The following is a summary of the material attributes of the Plan. The summary does not purport to be complete and is subject to, and qualified in its entirety by, reference to the complete Plan that is filed as an exhibit to the registration statement of which this prospectus forms a part. The Plan will be effective as of August 30, 2017.

Purpose

The Plan permits eligible holders of Common Shares to automatically reinvest cash dividends paid on Common Shares into additional Common Shares at the applicable Average Market Price (as defined below).

Definitions

Unless the context otherwise requires, capitalized terms used in the Plan have the following definitions:

“Average Market Price” has the meaning set forth in the Section titled “Price of Common Shares”;

“Beneficial Shareholders” means beneficial holders of Common Shares who hold their shares through an intermediary such as a financial institution, broker, nominee, or other intermediary;

“Business Day” means any day on which the Plan Agent’s offices are generally open for the transaction of commercial business, but does not in any event include a Saturday, Sunday, civic or statutory holiday in the Province of Ontario or a day on which the TSX and NYSE does not publicly trade;

“CDS” means Clearing and Depository Services Inc.;

“Code” has the meaning set forth in the Section titled “Certain United States Federal Income Tax Considerations”;

“Common Shares” means common shares of the Corporation;

“Corporation” means Norbord Inc.;

“CRA” has the meaning set forth in the Section titled “Certain Canadian Federal Income Tax Considerations”;

“Dividend Payment Date” means a date on which cash dividends are paid on Common Shares;

“Dividend Record Date” means a record date for the payment of dividends on Common Shares;

“DRS Advice” means Direct Registration System Advice, a record of a security transaction affecting a shareholder’s account, as part of the Plan Agent’s Direct Registration System service;

“Enrollment Form” means the Enrollment Form – Norbord Inc. Dividend Reinvestment Plan, available on the Plan Agent’s self-service web portal at https://www.canstockta.com/en/InvestorServices/Investor_Information/Issuer_List/IssuerDetail.jsp?companyCode=5098; or the Corporation’s website at http://www.norbord.com/investors/shareholder-information/dividends;

“IRS” has the meaning set forth in the Section titled “Certain United States Federal Income Tax Considerations”;

“Market Purchase” means Common Shares purchased on the open market which includes the facilities of the TSX or the NYSE;

“NYSE” means the New York Stock Exchange;

“Participant” means a registered or beneficial holder of Common Shares who, on the applicable Dividend Record Date for a cash dividend, is enrolled in the Plan;

“PFIC” has the meaning set forth in the Section titled “Certain United States Federal Income Tax Considerations”;

“Plan” means the Norbord Inc. Amended and Restated Dividend Reinvestment Plan, as amended from time to time;

“Plan Agent” means AST Trust Company (Canada), or such other agent that is appointed by the Corporation from time to time to administer the Plan;

“Plan Shares” means Common Shares purchased under the Plan;

“Proposed Amendments” has the meaning set forth in the Section titled “Certain Canadian Federal Income Tax Considerations”;

“Registered Participant” means a Participant whose Common Shares enrolled in the Plan are registered in his or her own name;

“Tax Act” has the meaning set forth in the Section titled “Certain Canadian Federal Income Tax Considerations”; and

“TSX” means the Toronto Stock Exchange.

Participation in the Plan

Eligibility

Subject to the provisions of the Section titled “Participation in the Plan”, registered and beneficial holders of Common Shares residing in Canada or the United States are eligible to participate in the Plan. Dividends to be reinvested by shareholders outside of Canada will continue to be subject to withholding under applicable tax laws and the amount reinvested will be reduced by the amount of tax withheld.

Enrollment – Registered Shareholders

Eligible registered shareholders may enroll 25%, 50%, 75% or 100% of their Common Shares in the Plan by enrolling online through the Plan Agent’s self-service web portal as identified from time to time by the Plan Agent or by downloading the Enrollment Form from https://www.canstockta.com/en/InvestorServices/Investor_Information/Issuer_List/IssuerDetail.jsp?companyCode=5098 and duly completing and delivering it to the Plan Agent. Enrollment requests must be received 4:00 p.m. (Toronto time) on the fifth (5th) Business Day prior to a Dividend Record Date of a dividend for it to be effective on the Dividend Payment Date for such dividend. Any Enrollment Form received after such time will be processed for the next applicable Dividend Record Date. Registered shareholders may also obtain an Enrollment Form by contacting the Plan Agent in any of the manners specified in “Notices and Correspondence” below or by following the instructions provided on the Corporation’s website at hhttp://www.norbord.com/investors/shareholder-information/dividends.

Where no preference is indicated, 100% of Participant’s cash distributions will be reinvested.

Eligible registered shareholders may change their election at any time by completing and delivering a new Enrollment Form to the Plan Agent.

Enrollment – Beneficial Shareholders

Beneficial Shareholders of Common Shares whose shares are not registered in their own names may participate in the Plan by either having their shares transferred into their own names and enrolling in accordance with the Section titled “Enrollment – Registered Shareholders” or instructing their intermediary to enroll their Common Shares in the Plan on their behalf, if the intermediary allows such enrollment. The date of enrollment for Beneficial Shareholders who have instructed an intermediary to enroll their Common Shares in the Plan will be determined by the administrative practices of the intermediary.

Ongoing Enrollment

Once a Participant has enrolled in the Plan, participation continues automatically unless terminated in accordance with the Plan. Eligible shareholders who participate in the Plan indirectly through CDS or otherwise through their financial institution, broker, nominee, or other intermediary should consult such intermediary to confirm the intermediary’s policies concerning continued participation following initial enrollment.

If a Participant is a beneficial owner whose Common Shares are registered in the name of The Depository Trust Company, he or she may participate in the Plan by (i) directing his or her broker to transfer all or any number of whole Common Shares into his or her name and then enrolling such Common Shares in the Plan or (ii) making appropriate arrangements with the broker, investment dealer, financial institution or other nominee who holds the Participant’s Common Shares to transfer all or any number of whole Common Shares into CDS and enroll in the Plan on the Participant’s behalf, either as a nominee that delivers a completed and executed enrollment form to the Plan Agent in the manner provided in the Plan, or, if applicable, as a CDS Participant through enrollment by CDS.

Deemed Confirmations

By enrolling in the Plan, whether directly as a registered shareholder or indirectly as a Beneficial Shareholder through an intermediary, a Participant is deemed to have:

•	represented and warranted to the Corporation and the Plan Agent that they are eligible to participate in the Plan;

•	appointed the Plan Agent to receive from the Corporation, and directed the Corporation to credit the Plan Agent with, all dividends payable in respect of all Common Shares registered in the name of the shareholder and enrolled in the Plan or held under the Plan for its account, or, in the case of a Beneficial Shareholder enrolled indirectly through an intermediary, that is enrolled on its behalf in the Plan;

•	authorized and directed the Plan Agent to reinvest on behalf of the Participant such dividends (less any applicable withholding taxes) in Common Shares, all in accordance with the provisions of the Plan as set forth herein and otherwise upon and subject to the terms and conditions of the Plan; and

•	acknowledged and agreed to the limitations on liability as set out in “Liabilities of the Corporation and the Plan Agent”.

Restrictions

The Corporation may, in its sole discretion, determine from time to time that any shareholder or group of shareholders residing outside of Canada may not participate or continue to participate in the Plan. Without limiting the generality of the foregoing, the Corporation may deny the right to participate in the Plan to any shareholder if the Corporation deems it to be advisable under any laws or regulations. Further, the Corporation may deny the right to participate in the Plan to any shareholder, wherever such shareholder resides, if the Corporation has reasons to believe that such shareholder has been engaging in market activities, or has been artificially accumulating securities of the Corporation, for the purpose of taking undue advantage of the Plan to the detriment of the Corporation.

The Plan Agent

Administration of the Plan

AST Trust Company (Canada) has been appointed as the initial Plan Agent to administer the Plan on behalf of the Corporation and the Participants. The Corporation may from time to time appoint a Plan Agent to administer the Plan on behalf of the Corporation and the Participants, pursuant to the agreement between the Corporation and the Plan Agent. Such agreement may be terminated by the Corporation or the Plan Agent in accordance with its terms.

All funds received by the Plan Agent under the Plan (which consist of cash dividends) will be applied to the purchase of Plan Shares. In no event will interest be paid to Participants on any funds held for reinvestment under the Plan.

Notwithstanding the foregoing, all issues of interpretation arising in connection with the Plan or its application shall be conclusively determined by the Corporation in accordance with the Section titled “Rules”.

Dealing in Corporation Securities

The Plan Agent or its affiliates may, from time to time, for their own account or on behalf of accounts managed by them, deal in securities of the Corporation and will not, to the extent permitted by law, be liable to account to the Corporation or to Participants in respect of such dealings.

Adherence to Regulation

The Plan Agent is required to comply with applicable laws, orders or regulations of any governmental authority which impose on the Plan Agent a duty to take or refrain from taking any action under the Plan and to permit any properly authorized person to have access to and to examine and make copies of any records relating to the Plan.

Resignation of Plan Agent

The Plan Agent may resign as Plan Agent under the Plan in accordance with the agreement between the Corporation and the Plan Agent, in which case the Corporation will appoint another agent as the Plan Agent.

Purchase of Common Shares under the Plan

Aggregation of Dividends and Allocation to Participants’ Accounts

Upon the occurrence of each Dividend Payment Date, the Corporation will pay all cash dividends payable on Common Shares enrolled in the Plan to the Plan Agent. Those cash dividends will be aggregated and used by the Plan Agent to purchase Common Shares (the “Plan Shares”) on behalf of Registered Participants on each Dividend Payment Date which in the case of a Market Purchase will be effected in accordance with paragraph (a) under the Section titled “Price of Common Shares”. The dividends on Plan Shares will, in turn, be reinvested in additional Plan Shares.

Following each Dividend Payment Date, each Registered Participant’s account will be credited with that number of Plan Shares, including fractions computed to three decimal places, which is equal to the aggregate dividend amount to be invested for such Registered Participant’s account divided by the applicable Average Market Price. The crediting of fractional Common Shares in favor of non-registered shareholders who participate in the Plan through an intermediary will depend on the policies of that intermediary. A Plan Participant that is a non-registered shareholder will receive, from his, her or its intermediary, for tax reporting purposes, confirmation of the number of Common Shares issued to such Plan Participant under the Plan in accordance with the intermediary’s usual practice.

Limit of Reinvestments in Certain Events

The Corporation may limit the maximum number of Common Shares that may be issued under the Plan. If issuing Common Shares under the Plan would result in the Corporation exceeding the limit and the Corporation determines not to issue Common Shares in respect of a particular Dividend Payment Date, the Corporation will advise the Plan Agent in advance of the applicable Dividend Date and Participants will receive from the Plan Agent cash dividends for the dividends that are not reinvested in Common Shares (without interest or deduction thereon, except for any applicable withholding taxes). The Corporation will be under no obligation to issue Common Shares to any Participants under the Plan where the Corporation exceeds the maximum number of Common Shares that may be issued under the Plan. The Corporation will be under no obligation to issue Common Shares on a pro rata basis to Participants under the Plan where the Corporation exceeds the maximum number of Common Shares that may be issued under the Plan. The Corporation is not required to facilitate market purchases of Common Shares for any dividends not reinvested due to a limit on the number of Common Shares issuable under the Plan.

Source of Plan Shares

The Plan Shares acquired by the Plan Agent under the Plan will be, at the Corporation’s election determined from time to time by authorization of the Board of Directors of the Corporation, either newly issued Common Shares from the Corporation treasury (a “Treasury Purchase”) or Common Shares purchased on the open market, which includes the facilities of the TSX or the NYSE (a “Market Purchase”) at the direction of the Corporation from time to time.

Purchases of Common Shares

On each Dividend Payment Date, the Plan Agent will buy Plan Shares either through a Treasury Purchase or a Market Purchase, which Market Purchase shall be effected in accordance with paragraph (a) under the Section titled “Price of Common Shares” and which Treasury Purchase shall be effected in accordance with paragraph (b) under the Section titled “Price of Common Shares”.

Price of Common Shares

The price allocated to each Plan Share acquired by the Plan Agent under the Plan on each Dividend Payment Date (the “Average Market Price”) will be determined as follows:

(a)	For a Market Purchase, the Average Market Price will be the average price paid per Common Share on the open market by the Plan Agent. The Common Shares will be purchased on any day within five (5) consecutive trading day period commencing one Business Day following the Dividend Payment Date.

(b)	For a Treasury Purchase, the Average Market Price will be equal to the volume weighted average price of the Common Shares on the TSX or the NYSE, as directed by the Corporation from time to time, for the five (5) trading days preceding the Dividend Payment Date.

(c)	The Corporation will announce by way of press release and/or in dividend announcements whether purchases of Common Shares under the Plan will be made by way of a Treasury Purchase or a Market Purchase.

Disposition or Withdrawal of Common Shares

Withdrawal of Plan Shares

Registered Participants whose Common Shares are enrolled in the Plan may withdraw some or all of their whole Plan Shares at any time without terminating their participation in the Plan by completing the withdrawal portion of the Registered Participant’s periodic statement of account, and by sending such completed withdrawal portion to the Plan Agent. Participants may also withdraw shares at the Plan Agent’s self-service web portal as identified from time to time by the Plan Agent.

A request to withdraw Plan Shares must be received by 4:00 p.m. (Toronto time) on the fifth (5th) Business Day prior to a Dividend Record Date. Requests received after the deadline will be processed as soon as practicable after that Dividend Payment Date. The Plan Agent will deliver a share certificate (or DRS Advice, if applicable) for the whole Plan Shares withdrawn from the Plan by the Registered Participant, as soon as practicable.

Any subsequent dividends paid in respect of the new Common Shares arising from the withdrawal will be subject to reinvestment under the Plan pursuant to the current election of the Participant.

Beneficial Shareholders who have enrolled in the Plan should contact their intermediary to determine the procedures for withdrawing Plan Shares from the Plan.

Disposition of Plan Shares

Plan Shares may not be pledged, hypothecated, assigned or otherwise disposed of or transferred. Participants who wish to pledge, hypothecate, assign, dispose of or otherwise transfer their Plan Shares must withdraw such Plan Shares from the Plan prior to such pledge, hypothecation, assignment, disposal or transfer.

Continuation of Participation

If a Participant withdraws less than such Participant’s entire Plan Shares, cash dividends paid on the remaining Plan Shares held by such Participant will continue to be reinvested into Common Shares under the Plan.

Termination of Participant’s Account

Termination by Participant

Registered Participants may terminate their participation in the Plan by completing the termination portion of the Registered Participant’s periodic statement of account and by sending such completed termination portion to the Plan Agent. Registered Participants may also terminate their participation in the Plan at the Plan Agent’s self-service web portal as identified from time to time by the Plan Agent. The Plan Agent must receive notice of termination no later than 4:00 p.m. (Toronto time) on the fifth (5th) Business Day prior to the applicable Dividend Record Date for the termination to be effective for the applicable Dividend Payment Date. Termination requests received after such time will be processed as soon as practicable after the Dividend Payment Date.

The Plan Agent will issue a share certificate (or DRS Advice if applicable) for the number of whole Plan Shares held in such Participant’s account and a cash payment for any fraction of a Plan Share remaining in the Participant’s account. The cash payment (a) for Registered Participants resident in the United States will be paid in U.S. dollars and calculated on the basis of the closing price (in U.S. dollars) of the Common Shares on the NYSE, and (b) for Registered Participants resident in Canada will be paid out in Canadian dollars and calculated on the basis of the closing price (in Canadian dollars) of the Common Shares on the TSX, in each case on the trading day immediately preceding the date of termination.

Beneficial Shareholders who have enrolled in the Plan should contact their intermediary to determine the procedures for terminating their participation in the Plan.

All subsequent dividends will then be paid directly to the shareholder. Participation in the Plan may be renewed at any time by following the enrollment procedures described in the Sections titled “Enrollment – Registered Shareholders” or “Enrollment – Beneficial Shareholders”, as applicable.

Death of a Participant

Participation in the Plan will be terminated upon receipt by the Plan Agent of appropriate evidence of the death of a Registered Participant from such Participant’s duly appointed legal representative and written instructions to terminate such Participant’s participation in the Plan. Proof of the legal representative’s authority to act must accompany the evidence of death. The Plan Agent will terminate the account for such deceased Participant and issue a share certificate (or DRS Advice if applicable), and a cash payment for a fractional Plan Share as the case may be, in the name of an estate. The amount of payment for any such fraction will be determined in accordance with the Section titled “Termination by Participant”.

Termination by Corporation or Plan Agent

The Corporation or the Plan Agent may terminate any Registered Participant’s account upon written notice to the Participant at any time if the Participant has less than one whole Plan Share. The amount of payment for any such fraction will be determined in accordance with the Section titled “Termination by Participant”.

Administration

Registration of Plan Shares

All whole and fractional Plan Shares purchased under the Plan will be registered in the name of the Plan Agent or its intermediary and the appropriate number of whole and fractional Plan Shares will be credited to the account of Registered Participants or, in the case of Beneficial Shareholders, in the name of CDS, or its successor, who will credit the intermediaries, as applicable.

Fees

Except as otherwise specifically provided in the Plan, the Corporation will be responsible for all administrative costs of the Plan, including any brokerage commissions or the fees or other expenses of the Plan Agent payable in connection with the purchase of Plan Shares under the Plan.

Beneficial Shareholders may be charged additional fees by the intermediary through whom their Plan Shares are held.

Statements of Account

The Plan Agent will maintain an account for each Registered Participant in the Plan. An audited statement of account regarding the purchases under the Plan will be mailed to each Registered Participant on a quarterly basis and setting out, amongst other things, the amount of the cash dividends invested, the number of additional Plan Shares purchased through the Plan, the applicable Average Market Price per Plan Share and the total number of Common Shares held by the Registered Participant computed to three decimal places. The statement of account will be mailed as soon as practicable after each Dividend Payment Date. Such statements will constitute a Registered Participant’s continuing record of the date and valuation of the acquisition of Plan Shares and should be retained for income tax purposes. Registered Participant’s tax information will be mailed annually.

Beneficial Shareholders who have enrolled in the Plan may receive statements of account from their intermediary in accordance with the intermediary’s administrative practices. Such statements will constitute a Beneficial Shareholder’s continuing record of the date and valuation of the acquisition of Plan Shares and should be retained for income tax purposes. Beneficial Shareholders should contact their intermediary to determine the procedures for requesting current statements.

Liabilities of the Corporation and Plan Agent

Neither the Corporation nor the Plan Agent will be liable for any act or omission to act, or will have any duties, responsibilities or liabilities except as expressly set forth in the Plan or as required by law.

Neither the Corporation nor the Plan Agent will be liable in respect of the prices at which Plan Shares are purchased or sold on behalf of Participants under the Plan or the timing of purchases or sales made under the Plan.

Neither the Corporation nor the Plan Agent can assure a profit or protect against a loss on Plan Shares purchased or sold under the Plan.

The Corporation and the Plan Agent shall have the right to reject any request regarding enrollment, withdrawal or termination from the Plan if such request is not received in proper form. Any such request will be deemed to be invalid until any irregularities have been resolved to the satisfaction of the Corporation and/or the Plan Agent.

Miscellaneous

Voting of Plan Shares

Registered Participants may vote whole Plan Shares held by the Plan Agent on their behalf, in the same manner as any other Common Shares of the Corporation either by proxy or in person. A fractional share does not carry the right to vote. The Plan Agent will forward any proxy solicitation materials to Registered Participants as soon as practicable following receipt thereof.

Beneficial Shareholders should contact their intermediary to determine the procedures for voting Plan Shares.

Rights Offerings, Stock Splits and Stock Dividends

If the Corporation makes available to holders of record of its Common Shares rights to subscribe for additional Common Shares or other securities, Registered Participants will be forwarded rights certificates pertaining to their whole Plan Shares held by the Plan Agent on their behalf, subject to the terms and conditions of the rights offering. No such rights will be made available in respect of fractions of Plan Shares held by the Plan Agent. Each Registered Participant’s account will be adjusted for any stock splits or stock dividends declared on Plan Shares.

Beneficial Shareholders should contact their intermediary with questions regarding the procedures for rights offerings, stock splits and stock dividends.

Currency

Monetary amounts identified in the Plan are in Canadian dollars, unless otherwise expressly stated.

Termination, Suspension or Amendment of Plan

Subject to any required regulatory or stock exchange approval, the Corporation may amend or suspend, in whole or in part, or terminate the Plan at any time upon notice thereof to all Participants, without their consent or approval. The Corporation shall issue a news release advising the shareholders of the suspension or termination of the Plan. All amendments to the Plan must be pre-cleared by the TSX.

If the Plan is terminated by the Corporation, the Plan Agent will remit to each Registered Participant a certificate (or DRS Advice if applicable) for whole Plan Shares held for such Participant under the Plan, together with the proceeds for any fraction of such shares. The amount of payment for any such fraction will be determined in accordance with the Section titled “Termination by Participant”. In the event of suspension of the Plan, the Plan Agent will make no investments on any Dividend Payment Date following the effective date of such suspension and all dividends will be paid in cash during such suspension.

Beneficial Shareholders should contact their intermediary with questions regarding the procedures of the intermediary in the event of the suspension or termination of the Plan.

Assignment

A holder of Common Shares may not assign its right to participate in the Plan.

Rules

The Corporation may make rules and regulations to facilitate the administration of the Plan and reserves the right to regulate and interpret the Plan text as the Corporation deems necessary or desirable. The Corporation may adopt rules and regulations concerning the establishment of Internet-based or other electronic mechanisms with respect to the enrollment in the Plan, the communication of information concerning the Plan to the Participants and any other aspects of the Plan.

Electronic Communications

References in the Plan to the delivery of instructions, notices or other documents in writing will be deemed to include, subject to the adoption of rules or regulations by the Corporation, delivery by electronic means, including the Internet.

General

Provisions of the Plan apply to all Participants, but are subject to the administrative practices and requirements of intermediaries through whom Common Shares are held by Beneficial Shareholders. Beneficial Shareholders should consult with the relevant intermediary to determine the procedures for participation in the Plan. The administrative practices of such intermediaries may vary and accordingly the various dates by which actions must be taken and the documentary requirements set out in the Plan may not be the same as those required by such intermediaries.

Governing Law

The Plan will be governed by and construed in accordance with the laws of Ontario and the laws of Canada applicable therein.

Notices and Correspondence

Communications to the Plan Agent should be addressed as follows:

AST Trust Company (Canada)

1 Toronto Street

Suite 1200

Toronto, ON M5C 2V6

Or Investor Services at

North America: 1-800-387-0825

Outside of North America: 416-682-3860

Or by email: inquiries@canstockta.com

Or by visiting: https://www.canstockta.com

Communications to the Corporation should be addressed as follows:

Norbord Inc.

1 Toronto Street, Suite 600

Toronto, Ontario

M5C 2W4

Attention: Corporate Secretary

Telephone: (416) 365-0705

Facsimile: (416) 777-4419

Registered Participants must notify the Plan Agent promptly in writing of any change of address. Notices or statements from the Plan Agent to Registered Participants will be mailed at the last address of record for each Participant in the Plan, and any such notice or statement will be deemed received when received by the Participant or within five (5) Business Days after mailing, whichever occurs earlier.

Effective Date

The effective date of the Plan is August 30, 2017

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the principal Canadian federal income tax considerations generally applicable to a Participant who, at all relevant times, for purposes of the Income Tax Act (Canada) and the regulations thereunder (collectively, the “Tax Act”), deals at arm’s length with and is not affiliated with the Corporation, holds Common Shares acquired under the Plan as capital property, and has cash dividends paid on Common Shares reinvested in Common Shares under the Plan.

This summary is based upon the current provisions of the Tax Act, all specific proposals to amend the Tax Act publicly announced by the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), and the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”). This summary assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations, and does not take into account Canadian provincial or territorial income tax laws, or foreign tax considerations.

On July 18, 2017, the Minister of Finance (Canada) released a consultation paper that included an announcement of its intention to amend the Tax Act to increase the amount of tax applicable to passive investment income earned through a private corporation. No specific amendments to the Tax Act were proposed in connection with this announcement and this summary does not consider the implications of this announcement. Participants that are resident in Canada for purposes of the Tax Act and that are private corporations should consult their own tax advisors regarding the implications of this announcement with respect to their particular circumstances.

This summary does not apply to a Participant (i) who is subject to the “mark-to-market” rules under the Tax Act applicable to certain “financial institutions”; (ii) an interest in which is a “tax shelter investment”; (iii) who makes or has made a functional currency reporting election pursuant to section 261 of the Tax Act; or (iv) who has entered into or will enter into a “derivative forward agreement” with respect to their Common Shares (all as defined in the Tax Act). Such Participants should consult their own tax advisors.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular Participant under the Plan. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective participants should consult their own tax advisers having regard to their own particular circumstances.

For the purposes of the Tax Act, all U.S. dollar amounts relating to the acquisition, holding or disposition of Common Shares must generally be expressed in Canadian dollars using the appropriate exchange rate determined in accordance with the detailed rules in the Tax Act in that regard. As a result, the amount required to be included in the income of a Participant may be affected by virtue of fluctuations in the value of the U.S. dollar relative to the Canadian dollar.

Canadian Residents

This portion of the summary is generally applicable to a Participant who, at all relevant times, for purposes of the Tax Act, is, or is deemed to be, resident in Canada.

All cash dividends paid on Common Shares that are reinvested on behalf of a Participant will generally be subject to the tax treatment normally applicable to taxable dividends (including “eligible dividends”, as defined in the Tax Act) from “taxable Canadian corporations”, as defined in the Tax Act. For example, in the case of a Participant who is an individual, such dividends will be subject to the normal gross-up and dividend tax credit rules or, in the case of a Participant who is a private corporation or one of certain other corporations, a refundable tax will apply to the amount of the dividend. Other taxes could apply depending on the circumstances of the Participant.

A Participant will not realize any taxable income when the Participant receives certificates, or DRS Advice, if applicable, for whole Common Shares credited to the Participant’s account, whether upon the Participant’s request, upon termination of participation or upon termination of the Plan.

The cost to a Participant of Common Shares acquired under the Plan will be the price paid for such shares by the Participant. For the purpose of computing the adjusted cost base of such shares to the Participant, the cost of such shares will be averaged with the adjusted cost base of all Common Shares held by the Participant as capital property.

A Participant may realize a capital gain or capital loss on the disposition of Common Shares acquired through the Plan, including in circumstances where a Participant receives a cash payment for any fraction of a Common Share.

Non-Residents of Canada

This portion of the summary is generally applicable to a Participant who, at all relevant times, for purposes of the Tax Act, is not, and is not deemed to be, resident in Canada, and who does not carry on a business in Canada. Special rules, which are not discussed in this summary, may apply to a Participant who is not resident in Canada and who is an insurer that carries on an insurance business in Canada and elsewhere.

Dividends which a Participant who is not resident in Canada designates for reinvestment under the Plan will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Participant is entitled under any applicable income tax convention between Canada and the country in which the Participant is resident. For example, where a Participant is a U.S. resident entitled to benefits under the Canada-U.S. Income Tax Convention (1980), as amended, and is the beneficial owner of the dividends, the applicable rate of Canadian withholding tax is generally reduced to 15%. The amount of dividends to be invested under the Plan will be reduced by the amount of tax withheld.

Gains on the disposition of Common Shares by a Participant who is not resident in Canada are generally not subject to Canadian income tax unless such shares are or are deemed to be “taxable Canadian property” (as defined in the Tax Act) and the Participant is not entitled to relief under any applicable income tax convention between Canada and the country in which the Participant is resident. Provided that the Common Shares are then listed on a “designated stock exchange” (as defined in the Tax Act), the Common Shares generally will not constitute “taxable Canadian property” of a Participant who is not resident in Canada unless, at any time during the 60-month period immediately preceding the disposition of the Common Shares: (i)(a) the Participant, (b) persons with whom the Participant did not deal at arm’s length, (c) partnerships in which the Participant or persons described in (b) holds a membership interest directly or indirectly through one or more partnerships, or (d) one or any combination of persons or partnerships described in (a) to (c) above, owned 25% or more of the issued shares of any class of the capital stock of the Corporation, and (ii) more than 50% of the fair market value of the Common Shares was derived directly or indirectly from one or any combination of: (A) real or immovable property situated in Canada; (B) “Canadian resource properties” (as defined in the Tax Act); (C) “timber resource properties” (as defined in the Tax Act); and (D) options in respect of, or interests in, or for civil law rights in, property described in (A) to (C), whether or not the property exists.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain United States federal income tax considerations relating to participation in the Plan by U.S. Participants (as defined below) that hold Common Shares, acquired pursuant to the Plan, as capital assets (generally, property held for investment). For purposes of this discussion, a “U.S. Participant” generally means a beneficial owner of Common Shares enrolled in the Plan that is, for United States federal income tax purposes, any of the following:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity treated as a corporation for United States federal income tax purposes, created in, or organized under the laws of, the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if either (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect to be treated as a United States person under applicable Treasury regulations.

THIS DISCUSSION IS INCLUDED HEREIN AS GENERAL INFORMATION ONLY. ACCORDINGLY, PROSPECTIVE U.S. PARTICIPANTS IN THE PLAN ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES INCOME AND OTHER TAX CONSIDERATIONS APPLICABLE TO THEM RELATING TO PARTICIPATION IN THE PLAN.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, United States Treasury regulations promulgated under the Code, judicial opinions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect as of the date hereof, and any of which are subject to change (possibly with retroactive effect), or differing interpretations, so as to result in United States federal income tax consequences different from those discussed herein. This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular U.S. Participant in light of that U.S. Participant’s individual circumstances, nor does it address any aspects of United States federal estate and gift, state, local, or non-United States taxes or the 3.8% Medicare contribution tax imposed on certain net investment income. This discussion does not address United States federal income tax considerations relating to participating in the Plan by persons that are not U.S. Participants. This discussion does not apply, in whole or in part, to particular U.S. Participants in light of their individual circumstances or to participants subject to special treatment under the United States federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations (including private foundations), qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•	banks and other financial institutions;

•	brokers or dealers in securities or currencies;

•	regulated investment companies;

•	real estate investment trusts;

•	passive foreign investment companies;

•	entities or arrangements treated as partnerships for United States federal income tax purposes;

•	U.S. Participants that hold, or will hold, Common Shares as part of a straddle, hedge, appreciated financial position, conversion transaction or other risk reduction strategy;

•	persons that hold an interest in an entity that holds, or will hold, the Common Shares;

•	persons liable for alternative minimum tax;

•	persons that have a “functional currency” other than the United States dollar;

•	persons that generally mark their securities to market for United States federal income tax purposes;

•	persons that acquired the Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services;

•	persons that own, or have owned, directly, indirectly or constructively, 10% or more of the Corporation’s common stock (by vote or value) for United States federal income tax purposes; and

•	United States expatriates.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) participates in the Plan, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Any such partner or partnership should consult its tax advisor as to the particular United States federal income tax considerations relating to participation in the Plan.

Tax Considerations Relating to Dividend Reinvestment

The following discussion applies except to the extent that the passive foreign investment company (“PFIC”) rules, discussed below, provide otherwise. See “ – Tax Considerations Relating to the Acquisition, Ownership and Disposition of Common Shares – Passive Foreign Investment Company Considerations.” In the case of a Treasury Purchase, a U.S. Participant generally will be treated as receiving a distribution for United States federal income tax purposes in an amount equal to the fair market value on the applicable Dividend Payment Date of the Common Shares purchased with reinvested dividends plus the amount of any Canadian withholding tax withheld therefrom. The fair market value of the Common Shares purchased from the Corporation on the applicable Dividend Payment Date may be higher or lower than the price used to determine the number of Common Shares so purchased pursuant to the Plan. In the case of a Market Purchase, a U.S. Participant generally will be treated as receiving a distribution for United States federal income tax purposes in an amount equal to sum of (i) the cash dividend paid by the Corporation (without reduction for any Canadian tax withheld from such dividend) and (ii) any brokerage commissions, fees, transaction costs or other related charges paid by the Corporation that are allocable to the Plan Agent’s purchase of Common Shares on behalf of such U.S. Participant. The amount of any such distribution to a U.S. Participant (reduced by any Canadian tax withheld from such distribution) generally will be such U.S. Participant’s tax basis in the Common Shares purchased. A U.S. Participant’s holding period for these Common Shares will begin on the day following the date of purchase.

Any distribution to a U.S. Participant described in the preceding paragraph generally will be subject to United States federal income tax in the same manner as cash distributions described below. See “– Tax Considerations Relating to the Acquisition, Ownership and Disposition of Common Shares – Distributions on Common Shares; – Backup Withholding Tax and Information Reporting.”

If United States backup withholding tax applies to any dividends paid that are to be reinvested in Common Shares, the number of Common Shares credited to a U.S. Participant’s account will be reduced as a result of such backup withholding tax. See “– Tax Considerations Relating to the Acquisition, Ownership and Disposition of Common Shares – Backup Withholding Tax and Information Reporting.”

Tax Considerations Relating to the Acquisition, Ownership and Disposition of Common Shares

Distributions on Common Shares

In general, subject to the PFIC rules discussed below, the gross amount of any distribution made to a U.S. Participant on Common Shares (including amounts withheld to pay Canadian withholding taxes) will constitute a dividend for United States federal income tax purposes to the extent paid out of the Corporation’s current or accumulated earnings and profits, as determined for United States federal income tax purposes. To the extent the amount of such distribution exceeds the Corporation’s current and accumulated earnings and profits, it will be treated first as a non-taxable return of capital to the extent of such U.S. Participant’s tax basis in such Common Shares and thereafter will be treated as gain from the sale or exchange of such Common Shares. The Corporation does not intend to calculate its earnings and profits under United States federal income tax principles. Accordingly, U.S. Participants should expect that a distribution generally will be treated as a dividend for United States federal income tax purposes.

The amount of any dividend paid to a U.S. Participant in Canadian dollars (including amounts withheld to pay Canadian withholding taxes) will be includible in income in a United States dollar value amount by reference to the exchange rate between the United States dollar and the Canadian dollar in effect on the date of receipt of such dividend by the U.S. Participant (or the Plan Agent on behalf of the U.S. Participant), regardless of whether the Canadian dollars so received are in fact converted into United States dollars. If the Canadian dollars so received are converted into United States dollars on the date of receipt, such U.S. Participant generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. If the Canadian dollars so received are not converted into United States dollars on the date of receipt, such U.S. Participant generally will have a tax basis in such Canadian dollars equal to the United States dollar value of such Canadian dollars on the date of receipt. Such tax basis will be used to measure gain or loss from a subsequent conversion or other disposition of the Canadian dollars. Any gain or loss on a subsequent conversion or other taxable disposition of such Canadian dollars generally will be treated as ordinary income or loss to such U.S. Participant and generally will be income or loss from sources within the United States for United States foreign tax credit purposes.

Subject to the PFIC rules discussed below, distributions on Common Shares treated as dividends and paid to certain non-corporate U.S. Participants may be taxed at preferential rates. The amount of a distribution treated as a dividend will not be eligible for the “dividends received” deduction ordinarily allowed to corporate shareholders with respect to dividends received from United States corporations.

Distributions on Common Shares that are treated as dividends generally will constitute income from sources outside the United States and generally will be categorized for United States foreign tax credit purposes as “passive category income.” A U.S. Participant may be eligible to elect to claim a United States foreign tax credit against its United States federal income tax liability, subject to applicable limitations and holding period requirements, for Canadian tax withheld, if any, from distributions received in respect of the Common Shares. A U.S. Participant that does not elect to claim a United States foreign tax credit may instead claim a deduction for Canadian tax withheld, but only for a taxable year in which the U.S. Participant elects to do so with respect to all non-United States income taxes paid or accrued in such taxable year. The rules relating to United States foreign tax credits are complex, and each U.S. Participant should consult its tax advisor regarding the application of such rules.

Sale, Exchange or Other Taxable Disposition of Common Shares

A U.S. Participant generally will recognize gain or loss for United States federal income tax purposes upon the sale, exchange or other taxable disposition of Common Shares and when it receives cash payments for fractional shares credited to its account upon exit from the Plan or otherwise. The amount of gain or loss will equal the difference, if any, between the amount realized on the sale, exchange or other taxable disposition and such U.S. Participant’s adjusted tax basis in its Common Shares. Subject to the PFIC rules discussed below, such gain or loss will be capital gain or loss and generally will be long-term capital gain (currently taxable at a reduced rate for non-corporate U.S. Participants) or loss if, on the date of the sale, exchange or other taxable disposition, the Common Shares or fraction thereof were held by such U.S. Participant for more than one year. The deductibility of capital losses is subject to limitations. Such gain or loss generally will be sourced within the United States for United States foreign tax credit purposes.

Passive Foreign Investment Company Considerations

A non-U.S. corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income is “passive income” or (ii) 50% or more of the average quarterly value of its assets produce (or are held for the production of) passive income. For this purpose, passive income generally includes, for example, dividends, interest, certain rents and royalties, and certain gains from commodities transactions.

Based on the current and expected composition of its income and assets, the Corporation does not expect to be a PFIC for the current taxable year, nor does it expect to become a PFIC in the foreseeable future. However, there can be no assurance that the IRS will not successfully challenge the Corporation’s position or that the Corporation will not become a PFIC in a future taxable year, as PFIC status is re-tested each year and depends on a corporation’s assets and income in each such year. If the Corporation is classified as a PFIC in any year a U.S. Participant owns the Common Shares, certain adverse tax consequences could apply to such U.S. Participant. Certain elections may be available (including a mark-to-market election) to U.S. Participants to mitigate the adverse consequences resulting from the Corporation’s treatment as a PFIC. U.S. Participants should consult their tax advisors regarding the application of the PFIC rules to their participation in the Plan and whether to make such an election, if available.

Backup Withholding Tax and Information Reporting

In general, information reporting will apply to the payment of dividends, as well as to proceeds from the sale, exchange or other taxable disposition of the Common Shares paid within the United States (and in certain cases, outside the United States) to U.S. Participants other than certain exempt recipients (such as corporations). In addition, backup withholding may apply to such amounts if a U.S. Participant fails to furnish a correct Taxpayer Identification Number on IRS Form W-9 or otherwise fails to comply with applicable requirements. Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against a U.S. Participant’s United States federal income tax liability, provided that certain required information is furnished to the IRS in a timely manner.

Certain U.S. Participants who hold certain specified foreign financial assets (which may include the Common Shares) with an aggregate value in excess of US$50,000 generally are required to report information relating to such interests by filing IRS Form 8938 with their tax returns. U.S. Participants should consult their tax advisors regarding information reporting requirements relating to their participation in the Plan.

DESCRIPTION OF SHARES TO BE REGISTERED

The Common Shares to be offered by this prospectus will be offered to our shareholders pursuant to participation in the Plan. The Common Shares are currently listed on the TSX and the NYSE. Holders of the Common Shares will be entitled to receive notice of and to attend all shareholders’ meetings and for all purposes will be entitled to one vote for each Common Share held. A fractional share does not carry the right to vote. Holders of the Common Shares will be entitled to receive any dividends declared thereon by our board of directors. For a detailed description of the Common Shares being registered, please see the section entitled “Capital Structure” contained in our annual information form for the year ended December 31, 2016, filed as exhibit 99.1 to our annual report on Form 40-F for the fiscal year ended December 31, 2016, as filed with the SEC on February 3, 2017, and which is incorporated by reference herein.

PLAN OF DISTRIBUTION

Subject to the discussion below, we will distribute Common Shares purchased pursuant to the Plan as described in this prospectus. An affiliated broker of the Plan Agent, a registered broker-dealer, may assist in the identification of shareholders, execute transactions in Common Shares pursuant to the Plan and provide other related services, but will not be acting as an underwriter with respect to the Common Shares sold under the Plan. You will pay no brokerage commissions or service charges of any kind on Common Shares purchased through the Plan with reinvested dividends. The Common Shares are currently listed for trading on the TSX and on the NYSE under the symbol “OSB”.

Certain of our major shareholders, directors, officers or members of our management, supervisory or administration bodies may participate in the Plan.

Persons who acquire Common Shares through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be “underwriters” within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a Participant in the Plan, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the Common Shares so purchased.

EXPENSES

Set forth below is an estimate of the approximate amount of the fees and expenses payable by the Corporation in connection with the registration of the Common Shares being offered:

SEC registration fee	US$11,082
Legal fees and expenses	50,000
Accounting fees and expenses	2,000
Stock exchange listing fees and expenses(1)	0

Total	US$63,082

(1)	Included in listing fees previously paid.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Corporation pursuant to the applicable provisions of the Business Corporations Act (Canada) and our by-laws, the Corporation has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

Certain legal matters have been passed upon for us by Torys LLP, New York, New York and Toronto, Ontario. As of the date of this prospectus, the partners and associates of Torys LLP owned beneficially, directly or indirectly, less than 1% of the outstanding securities of the Corporation.

EXPERTS

The consolidated financial statements of the Corporation for the years ended December 31, 2016 and 2015, appearing in the Corporation’s Annual Report for the year ended December 31, 2016 on Form 40-F dated February 3, 2017, have been audited by KPMG LLP, Chartered Professional Accountants, Licensed Public Accountants, as set forth in its report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Corporation is subject to the provisions of Section 124 of the Canada Business Corporations Act (the “CBCA”). Section 124 of the CBCA provides as follows:

124. (1) Indemnification – A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

(2) Advance of costs – A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfil the conditions of subsection (3).

(3) Limitation – A corporation may not indemnify an individual under subsection (1) unless the individual:

(a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

(4) Indemnification in derivative actions – A corporation may with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

(5) Right to indemnity – Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity

(a) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b) fulfils the conditions set out in subsection (3).

(6) Insurance – A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual:

(a) in the individual’s capacity as a director or officer of the corporation; or

(b) in the individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.

(7) Application to court – A corporation, an individual or an entity referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order that it sees fit.

(8) Notice to Director – An applicant under subsection (7) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

(9) Other notice – On an application under subsection (7) the court may order notice to be given to any interested person and the person is entitled to appear and be heard in person or by counsel.

The by-laws of the Corporation provide that the Corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and the heirs and legal representatives of such a person to the extent permitted by the CBCA.

The Corporation maintains directors’ and officers’ liability insurance which insures directors and officers for losses as a result of claims against the directors and officers of the Corporation in their capacity as directors and officers and also reimburses the Corporation for payments made pursuant to the indemnity provisions under the by-laws of the Corporation and the CBCA.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits

The following exhibits have been filed as part of this registration statement:

Exhibit Number	Description

4.1	Amended and Restated Dividend Reinvestment Plan of Norbord Inc.

5.1	Opinion of Torys LLP as to the legality of the securities being registered

8.1	Opinion of Torys LLP regarding United States tax matters

8.2	Opinion of Torys LLP regarding Canadian tax matters

23.1	Consent of KPMG LLP, Toronto, Ontario, Canada

23.2	Consent of Torys LLP (contained in Exhibits 5.1, 8.1 and 8.2)

24.1	Powers of Attorney (included on the signature pages of this registration statement)

Item 10. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth above in paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Canada, on this 30th day of August, 2017.

NORBORD INC.

By:	/s/ Robin E. Lampard
	Name:	Robin E. Lampard
	Title:	Senior Vice President and Chief Financial Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Peter C. Wijnbergen and Robin E. Lampard as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated and on this 30th day of August, 2017:

SIGNATURE	TITLE

/s/ Peter C. Wijnbergen Peter C. Wijnbergen	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Robin E. Lampard Robin E. Lampard	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Jack L. Cockwell Jack L. Cockwell	Director

/s/ Pierre Dupuis Pierre Dupuis	Director

/s/ Paul E. Gagné Paul E. Gagné	Director

/s/ J. Peter Gordon J. Peter Gordon	Director

/s/ Paul A. Houston Paul A. Houston	Director

/s/ J. Barrie Shineton J. Barrie Shineton	Director

/s/ Denis A. Turcotte Denis A. Turcotte	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this registration statement on Form F-3 solely in the capacity of the duly authorized representative of Norbord Inc. in the United States, on this 30th day of August, 2017.

TORYS LLP

By:	/s/ Andrew J. Beck
	Name:	Andrew J. Beck
	Title:	Partner

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Dividend Reinvestment Plan of Norbord Inc.

5.1	Opinion of Torys LLP as to the legality of the securities being registered

8.1	Opinion of Torys LLP regarding United States tax matters

8.2	Opinion of Torys LLP regarding Canadian tax matters

23.1	Consent of KPMG LLP, Toronto, Ontario, Canada

23.2	Consent of Torys LLP (contained in Exhibits 5.1, 8.1 and 8.2)

24.1	Powers of Attorney (included on the signature pages of this registration statement)